NDC Plaza

Atlanta, GA 30329-2010

404-728-2000

Exhibit 99.1

For Immediate Release

NDCHealth Revises Senior Credit Facility to Provide Additional Flexibility

ATLANTA, February 24, 2005 – NDCHealth Corporation (NYSE: NDC) announced today that its senior lenders agreed to allow the company to make an additional borrowing under the revolving line of credit of the company’s senior credit facility. As expected, NDCHealth’s operating cash flow has been sufficient to meet operating and capital needs, and has enabled the company to maintain consistent cash balances since the beginning of calendar 2005. The agreement with its senior lenders provides additional flexibility for selected purposes, if needed.

As previously disclosed, because of certain events of default, the company had to gain approval from its senior lenders for any additional borrowing under the revolving line of credit of its senior credit facility. To accommodate this potential additional borrowing, NDCHealth also amended its senior credit facility to, among other things, revise the company’s total leverage ratio for the third quarter of fiscal 2005. Additional information regarding the amendment to the senior credit facility is available in the Form-8-K filed today by the company with the Securities and Exchange Commission.

Cautionary Information Regarding Forward-Looking Statements

Any forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those described, and are only predictions and not guarantees of performance. More detailed risk factors and cautionary statements are included in NDCHealth’s Annual Report on Form 10-K for the fiscal year ended May 28, 2004 and other company filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update publicly any of them in light of new information or future events.

About NDCHealth

NDCHealth is a leading information solutions company serving all sectors of healthcare. Its network solutions have long been among the nation’s leading, automating the exchange of information among pharmacies, payers, hospitals and physicians. Its systems and information management solutions help improve operational efficiencies and business decision making for providers, retail pharmacy and pharmaceutical manufacturers. Headquartered at Atlanta, Ga., NDCHealth provides information vital to the delivery of healthcare every day. For more information, visit www.ndchealth.com.

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Contact:

Robert Borchert

VP—Investor Relations

(404) 728-2906

robert.borchert@ndchealth.com